Exhibit 10.2

PNM RESOURCES, INC.
2009 OFFICER INCENTIVE PLAN

INTRODUCTION

PNM Resources, Inc. (the “Company”) has adopted the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan (the “PEP”), which currently is subject to approval by the Company’s shareholders and becomes effective upon shareholder approval.  The Company also has adopted this 2009 Officer Incentive Plan (the “Plan”) for the purpose of providing annual cash-based incentive awards (each an “Award”) to eligible Officers (as defined below).  The Awards payable to Officers under the Plan are intended to qualify as Performance Cash Awards granted pursuant to Section 9.4 of the PEP and, in the case of Officers who are Covered Employees, as Performance-Based Performance Cash Awards granted pursuant to Section 12 of the PEP.

Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings given to them under the terms of the PEP.

 ELIGIBILITY

All Officers of the Company and its Affiliates are eligible to participate in the Plan with the exception of the First Choice Power officers, who will participate in the First Choice Power, L.P. Incentive Plan, and the Optim Energy, LLC officers, who will participate in Optim Energy’s programs.  For purposes of the Plan, the term “Officer” means any employee of the Company or any Affiliate (other than First Choice Power or Optim Energy) who has the title of Chief Executive Officer, President, Executive Vice President, Senior Vice President or Vice President and who is in salary grade H18 or higher.

PLAN OBJECTIVES

The Plan is designed to motivate and reward Officers for benefiting our customers and shareholders by achieving and exceeding the Performance Goals (as defined below) established for such Officers.

 PERFORMANCE PERIOD

The period over which the Officer’s performance will be measured for purposes of determining whether Awards are payable under the Plan began on January 1, 2009 and ends on December 31, 2009 (the “Performance Period”).  The Board Governance and Human Resources Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), in its sole discretion, reserves the right to adjust, amend or suspend the Plan during the Performance Period.

AWARD DETERMINATION

In order for Awards to be payable under the Plan, the performance goals described below (collectively, the “Performance Goals”) must be satisfied.

Exhibit 10.2

Business Area Earnings Per Share

PNM Resources, Inc. will be treated as one “Business Area” and its Utility subsidiaries (Public Service Company of New Mexico and Texas-New Mexico Power Company), collectively, will be treated as a separate “Business Area.”  A Business Area must achieve the applicable Earnings Per Share (“EPS”) levels set forth in the table below in order for Awards to be payable pursuant to the Plan to Officers within such Business Area.

	PNMR EPS	Utility EPS
No Award	Less than or equal to $0.40	Less than or equal to $0.53
Threshold	Greater than or equal to $0.41 and less than or equal to $0.45	Greater than or equal to $0.54 and less than or equal to $0.59
Target	Greater than or equal to $0.46 and less than or equal to $0.58	Greater than or equal to $0.60 and less than or equal to $0.73
Maximum	Greater than or equal to $0.59	Greater than or equal to $0.74

If a Business Area does not achieve the Threshold EPS level set forth above, no Awards are payable under the Plan to Officers within that Business Area.  In addition, no Awards are payable to Officers of either Business Area if the PNM Resources EPS is less than $0.41. Subject to the preceding sentence, if a Business Area achieves the Threshold, Target or Maximum level of EPS, the aggregate potential Awards payable to the Officers of that Business Area at that level of performance (e.g., the aggregate Awards payable at Target for those Officers), as determined pursuant to the table set out below, will make up the initial potential “Award Pool” for that Business Area.

The Award Pool for a Business Area will be increased if the attained EPS level exceeds by at least $0.01 the minimum EPS number for the Target Award level and is less than the minimum EPS number for the Maximum Award level.  For example, if the PNM Resources EPS is at least $0.47 but is less than $0.59, the Award Pool for the PNM Resources Business Area will be increased.  For each $0.01 of additional EPS, the Award Pool will be increased by up to the Plan’s share of 25% of the incremental earnings (i.e., the additional EPS multiplied by the average number of common shares of PNM Resources, Inc, common stock used to calculate diluted EPS as reported in Company’s 10-K multiplied by 25%).  The Plan’s share of 25% of the incremental earnings will be determined by multiplying 25% of the incremental earnings by a fraction, the numerator of which is the Award Pool for that Business Area and the denominator of which is the sum of the Award Pool for both Business Areas under this Plan and the total award pool under Company’s incentive compensation plan for non-Officer employees.  The Committee, in the exercise of its discretion, may choose to increase the Award Pool by an amount less than the Business Area’s share of 25% of the incremental earnings.

For purposes of the Plan, a Business Area’s EPS will be the net earnings for that Business Area, excluding non-recurring items that do not factor into ongoing earnings, divided by the average number of common shares of PNM Resources, Inc, common stock used to calculate diluted EPS as reported in Company’s 10-K.   The Committee’s determination of the EPS of a particular Business Unit shall be binding and conclusive.

For purposes of the Plan, the Chief Executive Officer, the Executive Vice President, the Chief Operating Officer, the Senior Vice Presidents and the shared services Vice Presidents are

Exhibit 10.2

assigned to the PNM Resources Business Area.  The utility Vice Presidents are assigned to the Utility Business Area.

Each Business Area is broken down into separate “Business Units.”  The Business Units are identified on Attachment A.  The Award Pool for each Business Area will be broken into Business Unit Award Pools.  The Award Pool for each of the Business Units of a Business Area will be determined by multiplying the Business Area Award Pool by a fraction.  The numerator of the fraction is the total potential Awards payable at the relevant EPS performance level (Threshold, Target or Maximum) to all of the Officers assigned to that Business Unit and the denominator of which is the total potential Awards payable at the relevant performance level to all of the Officers assigned to that Business Area.

Business Unit Award Pools and Scorecard

Performance measures have been established and weighted for each Business Unit in the two Business Areas.  These performance measures are described on Attachment A.  The Committee will use a Business Unit Scorecard to measure whether a Business Unit met its performance measures at the Threshold, Target or Maximum levels.  The level of performance of the relevant Business Unit will be applied to further adjust the Award Pool for that Business Unit.  The adjusted Award Pool will equal the lesser of the Award Pool prior to the adjustment or the aggregate potential Awards payable to all of the Officers of that Business Unit at the level of performance (Threshold, Target or Maximum), as described in the table set out below, attained by the Business Unit.

Officer Award Opportunities (as a percentage of base salary)

The amount of the potential Award payable to any Officer based upon his or her Business Unit’s level of achievement of its Performance Goals, expressed as a percentage of the Officer’s base salary determined as of January 1, 2009, is as follows:

	Threshold	Target	Maximum
Chairman and CEO	24.0%	60.0%	120.0%

President and COO	19.0%	48.0%	96.0%
EVP, Chief Financial Officer	19.0%	48.0%	96.0%

Senior Vice-Presidents	14.0%	36.0%	72.0%

VP, Corporate Controller VP, Treasurer VP, Generation VP, CIO VP, People Services VP, Marketing & Cust. Service VP, Regulatory	10.0%	24.0%	48.0%
All Other Vice-Presidents	7.0%	18.0%	36.0%

The adjusted Business Unit Award Pool will be allocated among the Officers in that Business Unit based upon the amount potentially payable to that Officer, as determined in accordance with the table set out above, for the level of performance (Threshold, Target or Maximum) attained by the relevant Business Unit, as compared to the similar amounts payable to all

Exhibit 10.2

Officers of that Business Unit at the relevant performance level.  In no event will the amount payable to an Officer exceed the indicated percentage of the Officer’s base salary, as in effect on January 1, 2009, as determined in accordance with the above table, for the attained level of performance.

Individual Goals

On or before March 31, 2009, the Committee will establish in writing and provide to each Officer the individual leadership effectiveness goals (“Individual Goals”) by which the Committee will measure the Officer’s individual performance during the Performance Period.  The Committee, in its discretion, will establish the Individual Goals for the Chief Executive Officer.  The Committee will establish the Individual Goals for all other Officers based on management’s recommendations.  The Committee may reduce (but not increase) each Officer’s Award, as calculated above, by up to 33.33% based on the Committee’s determination with respect to whether the Officer met the Officer’s Individual Goals during the Performance Period.  The Committee’s assessment of an Officer’s performance is final and conclusive.

FFO/Debt Modifier

The amount of the Award available to the Officers, as determined above, is subject to a positive or negative adjustment of up to 10% based on the ratio of the Company’s funds from operations to debt (the “FFO/Debt Modifier”) as set forth in the table below:

Level	FFO/Debt Result	Award Modifier
Threshold	11.0	(10%)
Target	11.5	0
Maximum	12.5	10%

The level of the Award Modifier will be interpolated for each incremental 0.1 of FFO/Debt result.

AWARD APPROVAL AND PAYOUT TIMING

In January 2010, the Committee will determine and certify the level of Awards, if any, payable for the Performance Period in the manner described above.  The Board then will approve the CEO’s Award and the Committee will have final approval authority for all other Awards.  To the extent Awards are payable under the Plan, the Company will make such payment on or before March 15, 2010 in a single lump sum cash payment.

The total of all Awards payable to the Officers of a Business Area or Unit will not exceed the adjusted Award Pool for that Business Area or Unit.

PROVISIONS FOR A CHANGE IN CONTROL

If a Change in Control occurs during the Performance Period and the Officer still is employed by the Company or an Affiliate at the end of the Performance Period, the Officer may be entitled to receive an Award for such Performance Period.  If the Plan is modified after the occurrence of a Change in Control in a manner that has the effect of reducing the amounts otherwise payable under the Plan, the Officer shall receive, at a minimum, an Award equal to 50% of the Maximum Award available under this Plan for the Performance Period.  Such Award will be payable in a single lump sum cash payment on or before March 15, 2010.

Exhibit 10.2

PRO-RATA AWARDS FOR PARTIAL SERVICE PERIODS

In the event an Officer who is eligible for an Award under the Plan does not participate in the Plan for the entire Performance Period or participates in the Plan at varying levels during the Performance Period, the Officer may be entitled to a pro rata portion of the Award, if any, payable at the end of the Performance Period based on the level of achievement of the Performance Goals applicable to the Award.  The payment to which the Officer is entitled for the pro rata portion of the Award shall be based on the number of full months that the Officer was actively employed at each eligibility level during the Performance Period compared to the number of full months included in the Performance Period.  Any pro-rata Awards to which an Officer becomes entitled pursuant to this paragraph will be paid to the Officer in a single lump sum cash payment on or before March 15, 2010.  (Note:  Any month in which an Officer is actively on the payroll for at least one day will count as a full month.)

Pro-rata Awards will be payable only to the following Officers or Employees:

-	Officers who are newly hired during the Plan Year and are employed by the Company or an Affiliate on the day on which Awards are distributed for the Performance Period.

-
Employees or Officers who are promoted, transferred or demoted during the Performance Period and are employed by the Company or an Affiliate on the day on which Awards are distributed for the Performance Period.

-
Officers who are on leave of absence for any full months during the Performance Period and are employed by the Company or an Affiliate on the day on which Awards are distributed for the Performance Period.

-
Officers who terminate employment with the Company or an Affiliate during the Performance Period due to Impaction (as defined in the PNM Resources, Inc. Non-Union Severance Pay Plan), retirement on or after the Officer’s Normal Retirement Date (as defined in the PNM Resources, Inc. Retirement Savings Plan), Change in Control (as defined in the PNM Resources, Inc. Officer Retention Plan) or Disability (as defined in the PNM Resources Executive Savings Plan II).

-	Officers who die during the Performance Period, in which case the Award will be paid to the spouse of a married Officer or the estate of an unmarried Officer.

FORFEITURE OF AWARDS

An Officer who terminates employment with the Company or an Affiliate on or before the date on which Awards are distributed for the Performance Period for any reason other than death, Impaction, Retirement, Change in Control or Disability will not be eligible for payment of an Award.  (Any Officer who elects voluntary separation or Retirement in lieu of termination for performance or misconduct will not be eligible for payment of an Award.)

ETHICS

The purpose of the Plan is to fairly reward performance achievement.  Any Officer who manipulates or attempts to manipulate the Plan for personal gain at the expense of customers, other employees or Company or Affiliate objectives will be subject to appropriate disciplinary action, up to and including termination of employment, and will forfeit any bonus under the Plan.

Exhibit 10.2

NONTRANSFERABLE

No award may be assigned or transferred by an Officer other than by will or the laws of descent and distribution.

WITHHOLDING

The Company or any Affiliate has the authority and the right to deduct or withhold, or to require an Officer to remit to the Company, an amount sufficient to satisfy Federal, state, and local and foreign taxes (including the Officer’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.  Any potential payment to an Officer under the terms of this Plan also is subject to withholdings and deductions by the Company or any Affiliate, and the Officer hereby authorizes the Company or any Affiliate to apply such withholdings and deductions to liquidate and reduce any outstanding debt or unpaid sums owed by the Officer to the Company or any Affiliate or to the successor of either of them.

NO RIGHTS OF OWNERSHIP

While the Plan is intended to provide Officers with the opportunity to share in the success of the Company and its Affiliates, the Plan is merely a bonus plan and does not give any Officer any of the rights of ownership of the Company or any Affiliate or provide any security interest in any assets of the Company or any Affiliate.

CONTINUATION OF EMPLOYMENT

This Plan shall not be construed to confer upon any Officer any right to continue in the employment of the Company or any Affiliate and shall not limit the right of the Company or any Affiliate, in its sole discretion, to terminate the employment of any Officer at any time.

Approved by:

/s/ Alice A. Cobb
Alice A. Cobb, Senior Vice President
and Chief Administrative Officer

Date:  March 30, 2009